EXHIBIT 99.1

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SANDS CHINA LTD.
金沙中國有限公司*
(incorporated in the Cayman Islands with limited liability)
(Stock Code: 1928)

VOLUNTARY ANNOUNCEMENT

EXTENSION OF TIME
TO COMPLETE THE DEVELOPMENT OF PARCEL 3
IN COTAI, MACAO

As stated in our annual report for the year ended December 31, 2011, the deadline for the completion by Sands China Ltd. (the “Company”) of the development of Parcel 3 in Cotai, Macao (“Parcel 3”) was April 2013 and the Company intended to apply for an extension from the Macao Government of that deadline. The Company made that application in February 2012.

By a letter dated July 13, 2012, the Macao Government informed us that, by a decision of the Secretary for Transportation and Public Works, the extension of the construction period relating to Parcel 3 was authorized up to April 17, 2016. By the same letter, we were also informed that we will be notified about the penalty amount which shall be payable by us due to the delay of the construction period.

By order of the Board
SANDS CHINA LTD.
David Alec Andrew Fleming
Company Secretary

Macao, July 16, 2012

As at the date of this announcement, the directors of the Company are:

Executive Directors:
Edward Matthew Tracy
Toh Hup Hock

Non-executive Directors:
Sheldon Gary Adelson
Michael Alan Leven (David Alec Andrew Fleming as his alternate)
Jeffrey Howard Schwartz
Irwin Abe Siegel
Lau Wong William

Independent non-executive Directors:
Iain Ferguson Bruce
Chiang Yun
David Muir Turnbull

* For identification purposes only